Exhibit 99.1

XTRA-GOLD RESOURCES CORP.

NEWS RELEASE	November 26, 2008

RENEWAL OF AGREEMENT WITH NEWMONT MINING CORPORATION ("NEWMONT") AND ISSUANCE OF STOCK

XTRA-GOLD RESOURCES CORP. (the ‘Company’) – ‘XTGR’ (OTCBB - NASD) Announces that the company has signed another 1 year extension of its Confidentially Agreement with Newmont. The original agreement was signed in November 20th, 2007, and both parties have agreed to renew the agreement for another year. In July 2008, Newmont completed a ground gravity survey covering our land package located in the Kibi Gold Belt, with the results indicating that the Kibi Gold Trend exhibits a favorable structural setting for hosting of lode gold. This agreement was renewed, because Newmont wants to further analyze the Kibi Gold Trend for investment purposes.

The company shall issue 131,243 shares of treasury stock to 3 key suppliers of Xtra-Gold Mining Limited. These shares will settle payables of $196,865USD, which equates to a share price of $1.50 per share. We would like to thank our suppliers for their continued support.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with our properties located in Ghana, West Africa.

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore at 416-579-2274.